Exhibit 10.1

SECOND LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into and effective as of February 2, 2012 (the “Second Loan Modification Effective Date”), by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”) and ATRICURE, INC., a Delaware corporation with its chief executive office located at 6217 Centre Park Drive, West Chester, Ohio 45069 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of September 13, 2010, evidenced by, among other documents, a certain Amended and Restated Loan and Security Agreement dated as of September 13, 2010, between Borrower and Bank, as further amended by a certain First Loan Modification Agreement entered into and effective as of March 15, 2011 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described (i) in the Loan Agreement; (ii) in a certain Export-Import Bank Loan and Security Agreement, dated as of September 13, 2010, as further amended by a certain Export-Import Bank First Loan Modification Agreement entered into and effective as of March 15, 2011 and as further amended by a certain Export-Import Bank Second Loan Modification Agreement, dated as of the date hereof (as amended, the “EXIM Loan Agreement”); and (iii) in a certain Intellectual Property Security Agreement dated as of May 1, 2009 (the “IP Agreement”, and together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with the Existing Loan Agreement and all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A. Modifications to Loan Agreement.

1.	The Loan Agreement shall be amended by deleting Section 2.1.2 and inserting the following text in lieu thereof the following:

“2.1.2 Letters of Credit Sublimit.

(a) The Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) may not exceed One Million Dollars ($1,000,000).

(b) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 105% of the Dollar Equivalent of the face amount of all such Letters of Credit to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for Borrower’s account, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following, in good faith, Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.

(c) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.

(d) Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Borrower shall immediately reimburse Bank the Dollar Equivalent of such demand (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).

(e) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank may require Borrower to create a reserve (the “Letter of Credit Reserve”) in an amount equal to ten percent (10%) of the face amount of such Letter of Credit, which Letter of Credit Reserve shall be maintained in a blocked account at Bank. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time after consultation with Borrower to account for fluctuations in the exchange rate.”

2.	The Loan Agreement shall be amended by deleting Section 2.1.4 thereof and inserting the following text in lieu thereof:

“2.1.4 [Reserved].”

3	The Loan Agreement shall be amended by inserting the following new Section 2.1.7 immediately following Section 2.1.6 thereof:

“2.1.7 Term Loan 2012.

(a) Existing Term Loan 2011. Borrower is obligated to the Bank for the Term Loan 2011. Borrower acknowledges and agrees that, as of the Second Loan Modification Effective Date, prior to giving effect to the proceeds of the Term Loan 2012, the outstanding principal amount of the Term Loan 2011 is $6,125,000.00. Borrower acknowledges and agrees that, once repaid, the Term Loan 2011 may not be re-borrowed.

(b) Availability; Use of Term Loan 2012 Proceeds. Bank shall make one (1) term loan available to Borrower in an amount up to the Term Loan 2012 Amount on the Second Loan Modification Effective Date, subject to the satisfaction of the terms and conditions of this Agreement. Proceeds of the Term Loan 2012 shall be used to (i) repay, without penalty and with no Make Whole Premium due, all outstanding accrued but unpaid interest on and the outstanding principal balance of the Term Loan 2011; and (ii) to support ongoing cash needs of the Borrower and to fund acquisitions acceptable to Bank, in its reasonable discretion.

(c) Repayment. Beginning on the first Payment Date occurring after the Funding Date of the Term Loan 2012, and on each Payment Date thereafter, Borrower shall repay the Term Loan 2012 (i) in sixty (60) equal monthly installments of principal of One Hundred Sixty Six Thousand Six Hundred Sixty Six and 67/100 Dollars ($166,666.67), plus (ii) monthly payments of accrued interest (any such payment of interest and/or principal being a “Term Loan 2012 Payment”). Borrower’s final Term Loan 2012 Payment, due on the Term Loan 2012 Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan 2012. Once repaid, the Term Loan 2012 may not be re-borrowed.

(d) Mandatory Prepayment Upon an Acceleration. If the Term Loan 2012 is accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Bank an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest on the Term Loan 2012 and (ii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

(e) Prepayment. All, but not less than all, of the Term Loan 2012 may be prepaid by the Borrower prior to the Term Loan 2012 Maturity Date, effective five (5) Business Days after written notice of such prepayment is given to Bank. Notwithstanding any such prepayment,

Bank’s lien and security interest in the Collateral and all of Bank’s rights and remedies under this Agreement shall continue until terminated in accordance with Section 12.1. If such prepayment is at Borrower’s election or at Bank’s election due to the occurrence and continuance of an Event of Default or if any of the Obligations become due and payable as a result of an Event of Default (including without limitation becoming due and payable as a result of an Insolvency Proceeding), Borrower shall pay to Bank, in addition to the payment of any other expenses or fees then-owing, a prepayment fee in an amount equal to the Make Whole Premium; provided that no Make Whole Premium fee shall be charged if the credit facility hereunder is replaced with a new facility from the Bank. Upon payment in full of the Obligations which are then due and payable and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.”

4.	The Loan Agreement shall be amended by deleting the following text appearing as Section 2.2 thereof:

“2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services); plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) exceeds the lesser of either the Revolving Line or the Borrowing Base (such excess amount being an “Overadvance”), Borrower shall immediately pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.”

and inserting in lieu thereof the following:

“2.2 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Revolving Line or the Borrowing Base (such excess amount being an “Overadvance”), Borrower shall immediately pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.”

5.	The Loan Agreement shall be amended by deleting the following test appearing as Section 2.3(a) thereof:

“(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount of Advances outstanding under the Revolving Line shall accrue interest at a floating per annum rate based on Borrower’s Adjusted Quick Ratio (and the existence or non-existence of an Event of Default) as set forth below, which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.

Adjusted Quick Ratio as of the end of a month and Event of Default status	Interest Rate
Greater than or equal to 2.00:1.00, and no Event of Default has occurred and is continuing	One-quarter of one percentage point (0.25%) above the Base Rate (the “First Tier Rate”)

Greater than or equal to 1.50:1.00, but less than 2.00:1.00, and no Event of Default has occurred and is continuing	Three-quarters of one percentage point (0.75%) above the Base Rate (the “Second Tier Rate”)

Less than 1.50:1.00, or an Event of Default has occurred and is continuing	One and one-quarter percentage points (1.25%) above the Base Rate (the “Regular Rate”)

The rate in effect as of the First Loan Modification Effective Date is the Second Tier Rate. Changes in the interest rate based on the Borrower’s Adjusted Quick Ratio as provided above shall go into effect as of the first day of the month following the month in which Borrower’s financial statements are received by Bank. If, based on the Adjusted Quick Ratio as shown in Borrower’s financial statements, there is to be an increase in the interest rate, the interest rate increase may be put into effect by Bank as of the first day of the month following the month in which Borrower’s financial statements were due, even if the delivery of the financial statements is delayed. The Regular Rate shall go into effect immediately upon the occurrence and during the continuance of an Event of Default unless Bank otherwise elects from time to time in its sole discretion to delay its effect or impose a smaller increase.

(ii) Term Loan 2011. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan 2011 shall accrue interest at a per annum rate equal to six and three quarters percent (6.75%), which interest shall be payable monthly in accordance with Section 2.3(f) below.”

and inserting in lieu thereof the following:

“(a) Interest Rate.

(i) Advances. Subject to Section 2.3(b), the principal amount of Advances outstanding under the Revolving Line shall accrue interest at a floating per annum rate based on Borrower’s Liquidity Ratio (and the existence or non-existence of an Event of Default) as set forth below, which interest shall be payable monthly, in arrears, in accordance with Section 2.3(f) below.

Liquidity Ratio as of the end of a month and Event of Default status	Interest Rate
Greater than or equal to 2.50:1.00, and no Event of Default has occurred and is continuing	One-quarter of one percentage point (0.25%) above the Base Rate (the “First Tier Rate”)

Greater than or equal to 2.00:1.00, but less than 2.50:1.00, and no Event of Default has occurred and is continuing	Three-quarters of one percentage point (0.75%) above the Base Rate (the “Second Tier Rate”)

Less than 2.00:1.00, or an Event of Default has occurred and is continuing	One and one-quarter percentage points (1.25%) above the Base Rate (the “Regular Rate”)

The rate in effect as of the Second Loan Modification Effective Date is the Second Tier Rate. Changes in the interest rate based on the Borrower’s Liquidity Ratio as provided above shall go into effect as of the first day of the month following the month in which Borrower’s financial statements are received by Bank. If, based on the Liquidity Ratio as shown in Borrower’s financial statements, there is to be an increase in the interest rate, the interest rate increase may be put into effect by Bank as of the first day of the month following the month in which Borrower’s financial statements were due, even if the delivery of the financial statements is delayed. The Regular Rate shall go into effect immediately upon the occurrence and during the continuance of an Event of Default unless Bank otherwise elects from time to time in its sole discretion to delay its effect or impose a smaller increase.

(ii) Term Loan 2012. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan 2012 shall accrue interest at a per annum rate equal to six and three quarters percent (6.75%), which interest shall be payable monthly in accordance with Section 2.1.7(c).”

6.	The Loan Agreement shall be amended by deleting the following text appearing as Section 2.4(d) thereof:

“(d) Termination Fee. Subject to the terms of Section 2.1.6(e) with respect to the Term Loan 2011 and Section 12.1 with respect to the Revolving Line, a termination fee;”

and inserting in lieu thereof the following:

“(d) Termination Fee. Subject to the terms of Section 2.1.7(e) with respect to the Term Loan 2012 and Section 12.1 with respect to the Revolving Line, a termination fee;”

7.	The Loan Agreement shall be amended by deleting the following text appearing as Section 2.4(e) thereof:

“(e) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to three-eighths of one percent (0.375%) per annum of the average unused portion of the Revolving Line. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding plus the sum of the aggregate amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus all amounts outstanding with respect to Cash Management Services. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;”

and inserting in lieu thereof the following:

“(e) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to three-eighths of one percent (0.375%) per annum of the average unused portion of the Revolving Line. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder;”

8.	The Loan Agreement shall be amended by deleting the following text appearing as Section 3.4 thereof:

“3.4 Procedures for Borrowing. Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.”

and inserting in lieu thereof the following:

“3.4 Procedures for Borrowing. Advances. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance, Borrower shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 noon Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Bank by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank shall credit Advances to the Designated Deposit Account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due.”

9.	The Loan Agreement shall be amended by inserting the following text at the end of Section 4.1 thereof:

“Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority security interest granted herein.”

10.	The Loan Agreement shall be amended by deleting the following text appearing as Section 6.9 thereof:

“6.9 Financial Covenants.

Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Minimum Adjusted Quick Ratio. An Adjusted Quick Ratio of at least 1.1 to 1.0 at all times, it being understood that Quarter-end Advances shall be excluded from the foregoing calculation; provided, however, that the foregoing Adjusted Quick Ratio covenant will no longer be tested (other than to determine the interest rate applicable to the Revolving Line as described in Section 2.3(a)), for any period commencing on the date that Borrower provides Bank evidence satisfactory to Bank, in its reasonable discretion, that Borrower has achieved a Fixed Charge Coverage Ratio, measured on a trailing twelve month basis, as of the last day of each of the immediately preceding four consecutive fiscal quarters of greater than 1.50:1.00 (the “FCCR Triggering Event”).

(b) Maximum Capital Expenditures. Not contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount in excess of Three Million Seven Hundred Ninety Thousand Dollars ($3,790,000) for Borrower’s fiscal year ending December 31, 2010, and an amount for each of Borrower’s fiscal years ending thereafter as Borrower and Bank shall agree; provided that if Borrower and Bank fail to agree on the amount with respect to any such year, such amount shall be deemed to be Three Million Seven Hundred Ninety Thousand Dollars ($3,790,000) for such year; provided, further, that for each fiscal year, any Capital Expenditure amount not used by the last day of the respective fiscal year shall be added to the permitted Capital Expenditure amount for the next succeeding fiscal year.

(c) Minimum Fixed Charge Coverage Ratio. Achieve, measured on a trailing twelve month basis, as of the last day of each monthly period, a Fixed Charge Coverage Ratio of not less than 1.50:1.00; provided, however, that until the occurrence of the FCCR Triggering Event described in Section 6.9(a) above, the Fixed Charge Coverage Ratio shall be measured solely to determine whether the FCCR Triggering Event has occurred and shall not be deemed a covenant; provided further, that upon the occurrence of the FCCR Triggering Event, the Adjusted Quick Ratio covenant contained in Section 6.9(a) shall no longer be tested (other than to determine the interest rate applicable to the Revolving Line as described in Section 2.3(a)), and achievement of the Fixed Charge Coverage Ratio of not less than 1.50:1.00 (tested monthly, on a trailing twelve month basis as of the last day of each monthly period), shall thereafter be required.

(d) Minimum EBITDA. Achieve, measured as of the end of each month, for the trailing six-month period ending as of the end of such month, EBITDA of at least the following minimum amounts for the months ending during the following periods (amounts in parentheses below represent negative numbers):

Period	Minimum EBITDA
March 1, 2010 through and including December 31, 2010	($2,500,000)

January 1, 2011 and thereafter	An amount as Borrower and Bank may agree

; provided, however, that in the event Bank and Borrower have not agreed upon such amounts for 2011 and thereafter on or before January 31, 2011, the minimum EBITDA covenant shall remain negative Two Million Five Hundred Thousand Dollars ($2,500,000) and continue to be measured as of the end of each month for the trailing six-month period ending as of the end of such month, until such time as Bank and Borrower have agreed upon such amounts.”

and inserting in lieu thereof the following:

“6.9 Financial Covenants.

Maintain at all times, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Minimum Liquidity Ratio. A Liquidity Ratio of at least 1.75 to 1.00 at all times, it being understood that Quarter-end Advances shall be excluded from the foregoing calculation; provided, however, that the foregoing Liquidity Ratio covenant will no longer be tested (other than to determine the interest rate applicable to the Revolving Line as described in Section 2.3(a)), for any period commencing on the date that Borrower provides Bank evidence satisfactory to Bank, in its reasonable discretion, that Borrower has achieved a Fixed Charge Coverage Ratio, measured on a trailing twelve month basis, as of the last day of each of the immediately preceding four consecutive fiscal quarters of greater than 1.50:1.00 (the “FCCR Triggering Event”).

(b) Maximum Capital Expenditures. Not contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount in excess of Four Million Dollars ($4,000,000) for Borrower’s fiscal year ending December 31, 2012, and an amount for each of Borrower’s fiscal years ending thereafter as Borrower and Bank shall agree; provided that if Borrower and Bank fail to agree on the amount with respect to any such year, such amount shall be deemed to be Four Million Dollars ($4,000,000) for such year; provided, further, that for each fiscal year, any Capital Expenditure amount not used by the last day of the respective fiscal year shall be added to the permitted Capital Expenditure amount for the next succeeding fiscal year.

(c) Minimum Fixed Charge Coverage Ratio. Achieve, measured on a trailing twelve month basis, as of the last day of each monthly period, a Fixed Charge Coverage Ratio of not less than 1.50:1.00; provided, however, that until the occurrence of the FCCR Triggering Event described in Section 6.9(a) above, the Fixed Charge Coverage Ratio shall be measured solely to determine whether the FCCR Triggering Event has occurred and shall not be deemed a covenant; provided further, that upon the occurrence of the FCCR Triggering Event, the Liquidity Ratio covenant contained in Section 6.9(a) shall no longer be tested (other than to determine the interest rate applicable to the Revolving Line as described in Section 2.3(a)), and achievement of the Fixed Charge Coverage Ratio of not less than 1.50:1.00 (tested monthly, on a trailing twelve month basis as of the last day of each monthly period), shall thereafter be required.

(d) Minimum EBITDA. Achieve, measured as of the end of each month, for the trailing six-month period ending as of the end of such month, EBITDA of at least the following minimum amounts for the months ending during the following periods (amounts in parentheses below represent negative numbers):

Period	Minimum EBITDA
January 31, 2012	($2,500,000)

February 29, 2012 through and including April 30, 2012	($3,500,000)

May 31, 2012 through and including July 31, 2012	($3,000,000)

August 31, 2012 through and including October 31, 2012	($2,500,000)

November 30, 2012 through and including January 31, 2013	($1,000,000)

February 28, 2013 through and including May 31, 2013	($2,000,000)

June 30, 2013 and each monthly period ending thereafter	($1,000,000 )”

11.	The Loan Agreement shall be amended by deleting the following text appearing as Section 12.9 thereof:

“12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.”

and inserting in lieu thereof the following:

“12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.2, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.3 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.”

12.	The Loan Agreement shall be amended by deleting the following text appearing as clause (g) of the definition of “Permitted Indebtedness” appearing in Section 13.1 thereof:

“(g) Indebtedness of Borrower to any Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of Subsidiaries to Borrower that, when aggregated with Investments of Borrower in Subsidiaries that are permitted pursuant to the definition of “Permitted Investments” hereunder, does not exceed Seven Million Dollars ($7,000,000) in the aggregate for all Subsidiaries (net of repayments by the Subsidiaries to Borrower)and Indebtedness of any Subsidiary to any other Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);”

and inserting in lieu thereof the following:

“(g) Indebtedness of Borrower to any Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of Subsidiaries to Borrower that, when aggregated with Investments of Borrower in Subsidiaries that are permitted pursuant to the definition of “Permitted Investments” hereunder, does not exceed Ten Million Dollars ($10,000,000) in the aggregate for all Subsidiaries (net of repayments by the Subsidiaries to Borrower) and Indebtedness of any Subsidiary to any other Subsidiary, and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);”

13.	The Loan Agreement shall be amended by deleting the following text appearing as clause (h) of the definition of “Permitted Indebtedness” appearing in Section 13.1 thereof:

“(h) Indebtedness under hedging obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes, and in an aggregate notational value at any time outstanding not exceeding an amount equal to fifty percent (50%) of the then outstanding principal balance of the Term Loan 2011;”

and inserting in lieu thereof the following:

“(h) Indebtedness under hedging obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes, and in an aggregate notational value at any time outstanding not exceeding an amount equal to fifty percent (50%) of the then outstanding principal balance of the Term Loan 2012;”

14.	The Loan Agreement shall be amended by deleting the following text appearing as clause (f) of the definition of “Permitted Investments” appearing in Section 13.1 thereof:

“(f) Investments (i) by Borrower in Subsidiaries that, when aggregated with Indebtedness of Subsidiaries to Borrower that is permitted pursuant to the definition of “Permitted Indebtedness” hereunder, do not exceed Nine Million Dollars ($9,000,000) (or the Dollar equivalent thereof) in the aggregate for all Subsidiaries (net of repayment by the Subsidiaries to Borrower) and (ii) by Subsidiaries in Borrower;”

and inserting in lieu thereof the following:

“(f) Investments (i) by Borrower in Subsidiaries that, when aggregated with Indebtedness of Subsidiaries to Borrower that is permitted pursuant to the definition of “Permitted Indebtedness” hereunder, do not exceed Ten Million Dollars ($10,000,000) (or the Dollar equivalent thereof) in the aggregate for all Subsidiaries (net of repayment by the Subsidiaries to Borrower) and (ii) by Subsidiaries in Borrower;”

15.	The Loan Agreement shall be amended by inserting the following definitions in their appropriate alphabetical order in Section 13.1 thereof:

““Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Liquidity Ratio” is the ratio of (a) Borrower’s unrestricted cash and unrestricted Cash Equivalents, each only to the extent held at Bank and Bank’s Affiliates plus Borrower’s Eligible Accounts plus, without duplication, Borrower’s Eligible EXIM Accounts (as defined in the EXIM Loan Agreement), divided by (b) all Indebtedness of Borrower owed to Bank (exclusive of (i) the undrawn portion of the Revolving Line and (ii) any Quarter-end Advances), including, without limitation or duplication, the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) (for purposes of clarity, the parties acknowledge that Borrower’s cash or Cash Equivalents shall not be considered to be restricted by reason of the fact that they are subject to Bank’s Lien).

“Second Loan Modification Effective Date” is February 2, 2012.

“Term Loan 2012” is a loan made by Bank pursuant to the terms of Section 2.1.7 hereof.

“Term Loan 2012 Amount” is an aggregate amount equal to Ten Million Dollars ($10,000,000) outstanding at any time.

“Term Loan 2012 Maturity Date” is February 1, 2017.

“Term Loan 2012 Payment” is defined in Section 2.1.7(c).”

16.	The Loan Agreement shall be amended by deleting the following definition from Section 13.1 thereof:

““Adjusted Quick Ratio” is the ratio of (a) Borrower’s unrestricted cash and unrestricted Cash Equivalents held with Bank and Bank’s Affiliates plus Borrower’s Eligible Accounts, divided by (b) Borrower’s Current Liabilities (including any amounts used for Cash Management Services and the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and excluding any Quarter-end Advances) minus the current portion of Deferred Revenue (for purposes of clarity, the parties acknowledge that (i) Borrower’s cash or Cash Equivalents shall not be considered to be restricted by reason of the fact that they are subject to Bank’s Lien; (ii) any account receivable established with respect to expected insurance proceeds in an amount of up to Two Million Dollars ($2,000,000) associated with the settlement of a class action lawsuit by purchasers of Borrower’s common stock related to alleged securities law violations shall not be considered an “Eligible Account”; (iii) commencing June 1, 2010, any additional account receivable established with respect to expected insurance proceeds in an amount of up to Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) associated with the settlement of a subsequent class action lawsuit (exclusive of the lawsuit described in clause (ii) above) by purchasers of Borrower’s common stock related to alleged securities law violations shall not be considered an “Eligible Account”; and (iv) principal payments and interest on the DOJ Obligations shall be excluded from the calculation of the Adjusted Quick Ratio).

“Cash Management Services” is defined in Section 2.1.4.”

17.	The Loan Agreement shall be amended by deleting the following definitions from Section 13.1 thereof:

““Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus without duplication (b) the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), minus (c) any amounts used for Cash Management Services, and minus (d) the outstanding principal balance of any Advances. The aggregate amount of all Advances (including, without limitation, the Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any amounts used for Cash Management Services) under this Agreement outstanding at any time together with all Credit Extensions made pursuant to the EXIM Loan Agreement outstanding at any time shall not exceed Ten Million Dollars ($10,000,000).

“Credit Extension” is any Advance, Letter of Credit, EXIM Loan, Term Loan 2011, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.

“Loan Documents” are, collectively, this Agreement, the EXIM Loan Agreement, the Borrower Agreement, the Perfection Certificate, the IP Agreement, any Subordination Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Make Whole Event Date” shall mean (a) in the case of a voluntary Term Loan 2011 prepayment, the date of such prepayment, and (b) in the case of all or a portion of the Term Loan 2011 becoming due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, the date such amount of the Term Loan 2011 has become due and payable according to the terms hereof.

“Make Whole Premium” is an amount equal to 3% of the Term Loan 2011 Amount if the Make Whole Event Date occurs on or before the first anniversary of the First Loan Modification Effective Date; 2% of the Term Loan 2011 Amount if the Make Whole Event Date occurs after the first anniversary of the First Loan Modification Effective Date but on or before the second anniversary of the First Loan Modification Effective Date; and 1% of Term Loan 2011 Amount if the Make Whole Event Date occurs after the second anniversary of the First Loan Modification Effective Date but before the Term Loan 2011 Maturity Date.

“Streamline Requirements” are, as of any date, all of the following: (i) no Default or Event of Default exists; and (ii) Borrower has an aggregate of unrestricted cash and Cash Equivalents held at Bank and Bank’s Affiliates of greater than the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services but excluding any outstanding Quarter-end Advances), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus (c) the amount outstanding under the Term Loan 2011.”

and inserting in lieu thereof the following:

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus without duplication (b) the outstanding principal balance of any Advances. The aggregate amount of all Advances under this Agreement outstanding at any time together with all Credit Extensions made pursuant to the EXIM Loan Agreement outstanding at any time shall not exceed Ten Million Dollars ($10,000,000).

“Credit Extension” is any Advance, Letter of Credit, EXIM Loan, Term Loan 2012, foreign exchange contract, amount utilized for cash management services with the Bank, or any other extension of credit by Bank for Borrower’s benefit.

“Loan Documents” are, collectively, this Agreement, the EXIM Loan Agreement, the Borrower Agreement, the Perfection Certificate, the IP Agreement, any Bank Services Agreement, any Subordination Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement and/or Bank Services, all as amended, restated, or otherwise modified.

“Make Whole Event Date” shall mean (a) in the case of a voluntary Term Loan 2012 prepayment, the date of such prepayment, and (b) in the case of all or a portion of the Term Loan 2012 becoming due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, the date such amount of the Term Loan 2012 has become due and payable according to the terms hereof.

“Make Whole Premium” is an amount equal to 3% of the Term Loan 2012 Amount if the Make Whole Event Date occurs on or before the first anniversary of the Second Loan Modification Effective Date; 2% of the Term Loan 2012 Amount if the Make Whole Event Date occurs after the first anniversary of the Second Loan Modification Effective Date but on or before the second anniversary of the Second Loan Modification Effective Date; and 1% of Term Loan 2012 Amount if the Make Whole Event Date occurs after the second anniversary of the Second Loan Modification Effective Date but before the Term Loan 2012 Maturity Date.

“Streamline Requirements” are, as of any date, all of the following: (i) no Default or Event of Default exists; and (ii) Borrower has an aggregate of unrestricted cash and Cash Equivalents held at Bank and Bank’s Affiliates of greater than the sum of (a) the outstanding principal amount of any Advances (excluding any outstanding Quarter-end Advances) plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit), plus (c) the amount outstanding under the Term Loan 2012.”

18.	The Loan Agreement shall be amended by deleting Exhibit B attached thereto and inserting Exhibit B attached hereto in lieu thereof:

4. FEES. Borrower shall pay to Bank a term loan origination fee equal to Twenty Five Thousand Dollars ($25,000), which term loan origination fee shall be due on the date hereof and shall be deemed fully earned and non-refundable as of the date hereof. In addition, without duplication of the anniversary fees payable pursuant to the First Loan Modification Agreement, dated as of March 15, 2011, Borrower shall pay to Bank an anniversary fee equal to (i) on May 1, 2012, Fifty Thousand Dollars ($50,000); and (ii) on May 1, 2013, Fifty Thousand Dollars ($50,000). Each such anniversary fee shall be deemed fully earned as of the date of scheduled payment and, once paid, shall be non-refundable. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this Loan Modification Agreement.

5. CONDITIONS PRECEDENT TO EFFECTIVENESS. Borrower hereby agrees that the following documents shall be delivered to the Bank prior to the entering into and the effectiveness of this Loan Modification Agreement, each in form and substance satisfactory to the Bank (collectively, the “Conditions Precedent”):

a)	copies, certified by a duly authorized officer of Borrower, to be true and complete as of the date hereof, of each of (i) the governing documents of Borrower as in effect on the date hereof (but only to the extent modified since last delivered to the Bank), (ii) the resolutions of Borrower authorizing the execution and delivery of this Loan Modification Agreement, the other documents executed in connection herewith and Borrower’s performance of all of the transactions contemplated hereby (but only to the extent required since last delivered to Bank), and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of Borrower (but only to the extent any signatories have changed since such incumbency certificate was last delivered to Bank);

b)	duly executed original signature pages to this Loan Modification Agreement, the Export-Import Bank Second Loan Modification Agreement and the Bank Invoice for Loan Charges;

c)	a certificate of the from the Secretary of State for the applicable jurisdiction, as of a recent date as to the Borrower’s existence, good standing (Delaware) and foreign qualification (Florida, Minnesota, New Jersey, Ohio and West Virginia); and

d)	such other documents as the Bank may reasonably request.

6. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12. CONFIDENTIALITY. Without limiting Section 12.10 of the Loan Agreement (which is and shall remain in full force and effect), Bank may use confidential information for the development of databases, reporting purposes, and market analysis, so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of the Loan Agreement.

13. JURISDICTION/VENUE. California law governs the Loan Documents, including, without limitation, this Loan Modification Agreement without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of the Loan Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS LOAN MODIFICATION AGREEMENT, THE LOAN AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

14. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

[The remainder of this page is intentionally left blank]

This Loan Modification Agreement is executed as of the Second Loan Modification Effective Date.

BORROWER:		BANK:

ATRICURE, INC.		SILICON VALLEY BANK

By:	/s/ Julie A. Piton	By:	/s/ Tom Hertzberg
Name:	Julie A. Piton	Name:	Tom Hertzberg
Title:	Vice President/Chief Financial Officer	Title:	Relationship Manager

EXHIBIT B

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date:

FROM: ATRICURE, INC.

The undersigned authorized officer of AtriCure, Inc. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (as amended, the “Agreement”):

(1) Borrower is in complete compliance for the period ending                     with all required covenants except as noted below; (2) there are no Events of Default; (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement; and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank.

Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Transaction Reports	Non-Streamline: Weekly; Streamline: monthly within 15 days	Yes No

Monthly payable & receivable items, check registers, general ledger, & reconciliations	Monthly within 15 days	Yes No

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited)	FYE within 120 days	Yes No

Annual budgets and projections	Prior to FYE	Yes No

Financial Covenants	Required	Actual		Complies
Maintain on a Monthly Basis:
Minimum Liquidity Ratio (when required)	1.75:1.00		:1.00	Yes No
Maximum Capital Expenditures	*	$		Yes No
Minimum Fixed Charge Coverage Ratio (when required)	1.50:1.00		:1.00	Yes No
Minimum EBITDA	*	$		Yes No

* See Loan Agreement

Performance Pricing		Applies
Liquidity Ratio:
greater or equal to 2.50 to 1.00	First Tier Rate	Yes No
greater or equal to 2.00 to 1.00, but less than 2.50 to 1.00	Second Tier Rate	Yes No
Less than 2.00 to 1.00, or Event of Default exists	Regular Rate	Yes No

Streamline Period
Streamline Requirement Met?	See Loan Agreement	Yes No

Borrower is party to, or bound by, the following material Restricted Licenses that were not previously noted in the Perfection Certificate or a prior Compliance Certificate:

                                                                                                                                                                                                                 .

Borrower intends to register the following copyrights or mask works with the United States Copyright Office that were not previously noted in a prior Compliance Certificate:

                                                                                                                                                                                                                 .

Borrower has (i) obtained the following Patents, registered Trademarks, registered Copyrights, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, and (ii) applied for the following Patents and the registration of the following Trademarks; in each case, that were not previously noted in the Perfection Certificate or a prior Compliance Certificate (to be reported on as part of the Compliance Certificate due following the last month of each fiscal quarter):

                                                                                                                                                                                                                         .

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

ATRICURE, INC.	BANK USE ONLY

Received by:
BY:	AUTHORIZED SIGNER
Name:	Date:
Title:
Verified:
AUTHORIZED SIGNER
Date:
Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I. Minimum Liquidity Ratio (Section 6.9(a))

Required: Maintain a minimum Liquidity Ratio of at least 1.75 to 1.00 at all times, it being understood that Quarter-end Advances shall be excluded from the foregoing calculation; provided, however, that the foregoing Liquidity Ratio covenant will no longer be tested (other than to determine the interest rate applicable to the Revolving Line as described in Section 2.3(a)), for any period commencing on the date that Borrower provides Bank evidence satisfactory to Bank, in its reasonable discretion, that Borrower has achieved a Fixed Charge Coverage Ratio, measured on a trailing twelve month basis, as of the last day of each of the immediately preceding four consecutive fiscal quarters of greater than 1.50:1.00 (the “FCCR Triggering Event”).

Actual:

A.	Borrower’s unrestricted cash (and Cash Equivalents) held with Bank and its Affiliates	$

B.	Borrower’s Eligible Accounts and Eligible EXIM Accounts	$

C.	Line A plus line B	$

D.	All outstanding liabilities and obligations of Borrower owed to Bank, including, without limitation or duplication, the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit but excluding the undrawn portion of the Revolving Line) (for purposes of clarity, the parties acknowledge that Borrower’s cash or Cash Equivalents shall not be considered to be restricted by reason of the fact that they are subject to Bank’s Lien)	$

E.	Liquidity Ratio (line C divided by line D)	:1.00

Is line E greater than or equal to 1.75:1.00?

No, not in compliance	Yes, in compliance

II. Maximum Capital Expenditures (Section 6.9(b))

Required: Borrower shall not contract for, purchase or make any expenditure or commitments for Capital Expenditures in an aggregate amount in excess of Four Million Dollars ($4,000,000) for Borrower’s fiscal year ending December 31, 2012, and an amount for each of Borrower’s fiscal years ending thereafter as Borrower and Bank shall agree; provided that if Borrower and Bank fail to agree on the amount with respect to any such year, such amount shall be deemed to be Four Million Dollars ($4,000,000) for such year; provided, further, that for each fiscal year, any Capital Expenditure amount not used by the last day of the respective fiscal year shall be added to the permitted Capital Expenditure amount for the next succeeding fiscal year Actual:

A.	Capital expenditure limit provided for in Section 6.9(b) (including any prior-year rollover amount)	$

B.	Capital expenditures for fiscal year	$

C.	Line A minus line B	$

Is line C greater than or equal to zero?

No, not in compliance	Yes, in compliance

III. Minimum Fixed Charge Coverage Ratio (Section 6.9(c))

Required: Achieve, measured on a trailing twelve month basis, as of the last day of each monthly period, a Fixed Charge Coverage Ratio of not less than 1.50:1.00; provided, however, that until the occurrence of the FCCR Triggering Event described in Section 6.9(a) above, the Fixed Charge Coverage Ratio shall be measured solely to determine whether the FCCR Triggering Event has occurred and shall not be deemed a covenant; provided further, that upon the occurrence of the FCCR Triggering Event, the Liquidity Ratio covenant contained in Section 6.9(a) shall no longer be tested (other than to determine the interest rate applicable to the Revolving Line as described in Section 2.3(a)), and achievement of the Fixed Charge Coverage Ratio of not less than 1.50:1.00 (tested monthly, on a trailing twelve month basis as of the last day of each monthly period), shall thereafter be required.

Actual:

A.	EBITDA (as defined in the Loan Agreement)	$

B.	Cash income taxes paid	$

C.	Unfinanced Capital Expenditures	$

D.	Line A minus line B minus line C	$

E.	Current portion of long term debt, other than DOJ Obligations to the extent included in the calculation of the current portion of long term debt	$

F.	Interest Expense, other than Interest Expense on the DOJ Obligations, to the extent included in the calculation of Interest Expense	$

G	Line E plus line F	$

H.	Fixed Charge Coverage Ratio (line D divided by line G)	:1.00

Is line H greater than or equal to 1.50:1.00?

No, not in compliance	Yes, in compliance

IV. Minimum EBITDA (Section 6.9(d))

Required: equal to or greater than (negative amount no worse than) the amounts set forth in Section 6.9(d) of the Loan Agreement.

Actual:

A.	EBITDA (as defined in the Loan Agreement)	$

B.	Minimum required per Section 6.9(d)	$

C.	Line A minus line B	$

Is line C greater than or equal to zero?

No, not in compliance	Yes, in compliance

56120/01824